Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2012, with respect to:

•	the consolidated financial statements and internal control over financial reporting of GeoResources, Inc., and

•	the financial statements of SBE Partners LP,

included in the Annual Report of GeoResources, Inc. on Form 10-K for the year ended December 31, 2011, which are incorporated by reference in this Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-180243). We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Houston, Texas

June 25, 2012